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Exhibit 10.4

PRIVATE & CONFIDENTIAL	Subject to Commitment Committee Approval

May 6, 2002

Mr. Paul Summers
Chief Executive Officer and Director
Vital Stream, Inc.
One Jenner, Suite 100
Irvine, CA 92618

Dear Paul:

        This letter-form agreement (the "Agreement") confirms that Sensar Corporation (the "Company" or "Sensar") has engaged The Seidler Companies Incorporated ("Seidler") in the capacity of exclusive financial advisor and exclusive placement agent for the purpose of advising and assisting the Company in connection with: (i) Corporate Transactions (as defined below); (ii) raising equity capital, mezzanine capital (convertible debt, subordinated debt with warrants or other quasi-equity securities), or senior indebtedness (collectively, "Financing"); and (iii) other investment banking matters. As used in this Agreement, the term "Corporate Transactions" means any acquisition by the Company of all or substantially all of the stock or assets of another business entity (a "Target") or any sale, merger, consolidation, recapitalization, reorganization, or other business combination involving the Company. The Company shall have no obligation to accept and agree to the terms of any Financing or Corporate Transaction presented by Seidler.

1.
The financial advisory and placement agent services to be rendered by Seidler to Sensar shall include the following:

a.
analysis of the Company, its business, financial condition, and its future operating prospects;

b.
assistance in the preparation of a memorandum describing the business and financial condition and prospects of the Company (if required) and distribution of such a memorandum to potential participants in a Financing;

c.
identification of and/or introduction to parties potentially interested in participating in a Financing;

d.
facilitating discussions and negotiations with potential funding and capital sources and assistance with other matters relating to closing a Financing;

e.
reviewing the business, operations, financial conditions and prospects, and analyzing the range of values applicable to a Target;

f.
assisting and advising the Company in its analysis regarding a potential acquisition of a Target or other Corporate Transaction;

g.
analyzing and advising the Company of possible alternative ways in which an acquisition of a Target or other Corporate Transaction might be structured;

h.
assisting in the negotiations relating to an acquisition of a Target or other Corporate Transaction;

i.
analyzing and advising the Company regarding the financial impact of an acquisition of a Target on the Company's income statement, cash flow and balance sheet;

j.
if requested, assisting in a presentation of the Corporate Transaction to the Company's Board of Directors (the "Board") and in communicating information regarding the Corporate Transaction;

  k.
  identifying potential acquisitions, strategic partnerships or other business alliances for the Company;

  l.
  introducing the Company to certain professional service firms including investor/financial relations, law firms and public accounting firms;

  m.
  assisting in the preparation of presentations to institutional and retail investors (i.e. "roadshow presentations"); and

  n.
  providing such additional investment banking services as the Company and the Board may reasonably request.

2.
Sensar will furnish all information reasonably requested by Seidler concerning the Company and Corporate Transactions, and will provide Seidler with reasonable access to the Company's officers, directors, accountants and counsel. Seidler is not being engaged to independently verify the accuracy or completeness of any publicly available information or information furnished by the Company or a Target which Seidler may review, and Seidler may assume and rely upon the accuracy and completeness of all such information without independent verification.

3.
Seidler shall be compensated by the Company for its services and reimbursed for its expenses as follows:

a.
Seidler will receive a non-refundable cash retainer of $20,000 and a warrant in the form attached hereto as Exhibit A to purchase 25,000 shares of common stock of the Company (the "Retainer Warrant") at the exercise price and during the term described in section 3b of this letter upon execution of this Agreement by Sensar.

b.
Upon the closing of the first Corporate Transaction or Financing, Seidler will receive a warrant (the "Success Warrant") in the form attached hereto as Exhibit B. If the first Corporate Transaction or Financing closes within 120 days of the mutual acceptance of this agreement, Seidler will receive a warrant to purchase 800,000 shares of common stock of the Company. If the first Corporate Transaction or Financing closes after 120 days of the mutual acceptance of this letter, Seidler will receive a warrant to purchase 600,000 shares of common stock of the company. In either event, the Success Warrant will be purchased by Seidler on the following terms and conditions; (i) exercise price equal to the closing price on the date that this letter is executed and (ii) warrant term of 5 years with standard antidilution provisions and "cashless" exercise; and (iii) unlimited "piggyback" registration rights during the term of the Retainer Warrant and one demand right and unlimited "piggyback" registration rights during the term of the Success Warrant.

c.
With respect to any Financing that occurs during the term of this Agreement, or the period of twelve (12) months following the expiration thereof, with any party introduced by Seidler or with whom Seidler negotiated at the request of the Company, the Company will pay, or cause to be paid in cash to Seidler, a fee equal to: (i) 1.5% of the amount of any senior indebtedness committed in a Financing upon the closing of such Financing (.75% if the lender is either Comerica Incorporated or City National Bank); (ii) 4.0% of the principal amount of mezzanine capital funded in a Financing upon the funding of such Financing; and (iii) 7.5% of the amount of equity capital funded in a Financing upon the funding of such Financing.

d.
If the Company consummates a Corporate Transaction or enters into an agreement in principle or a definitive agreement to consummate a Corporate Transaction during the term of this Agreement, or the period of twelve (12) months following the expiration thereof, with any party introduced by Seidler or with whom Seidler negotiated in behalf of the Company, Sensar shall make a payment to Seidler, upon consummation of the Corporate Transaction, of a success fee (the "M&A Fee") in accordance with the following schedule:

Total Consideration in Corporate Transaction

	Up to $3,000,000	$3,000,001 to $10,000,000	$10,000,001 to $25,000,000	$25,000,001 to $40,000,000	$40,000,001 to $55,000,000	Over $55,000,001
Percent of Consideration Payable	5.0%	4.5%	4.0%	3.5%	3.0%	2.0%

  The payment of the M&A Fee or any Financing fee to Seidler shall be in the form of cash at the closing of the Corporate Transaction. In no event will the total M&A Fee be less than $100,000.

  For purposes of this Agreement, the term "Consideration" shall mean the amount of cash, which is paid, and payable, fair market value of any securities or other property involved in a Corporate Transaction.

4.
The Company shall reimburse Seidler on a monthly basis, upon receipt of appropriate supporting documents, for all reasonable out-of-pocket expenses incurred by Seidler in connection with performing its financial advisory and placement agent services. Out of pocket expenses may include transportation, lodging, meals, document services, database services, courier charges and fees and expenses for third parties such as legal counsel Seidler will notify the company if the outstanding balance due Seidler for expense reimbursement exceeds $5,000. (provided that legal, accounting and consulting fees shall not exceed $2,500 for any Financing or Transaction without prior written approval and shall not otherwise be reimbursable).

5.
The parties to this Agreement and other persons referred to in Attachment "A" to this Agreement shall be indemnified and held harmless in accordance with the provisions set forth in Attachment "A", which are incorporated and made part of this Agreement.

6.
The term of Seidler's engagement shall be for 12 months from the date of this Agreement and may be extended by mutual consent of the parties. This agreement may be terminated by either party hereto upon 30 days written notice. The provisions of this Agreement relating to indemnification and the Company's obligation to pay fees and reimburse expenses provided for herein shall survive any termination of Seidler's engagement hereunder.

7.
No advice or communication in the name of Seidler in connection with its services performed hereunder will be quoted or referred to in any filing, report, document, release or other communication, whether written or oral, made, prepared, issued or transmitted by the Company without the prior written approval of Seidler, which approval shall not be unreasonably withheld or delayed.

8.
During the period that Seidler is engaged, the Company shall notify Seidler of all indications of interest concerning a Corporate Transaction or Financing.

9.
Seidler is being engaged hereunder to provide services solely to the Company and is not acting as an agent or fiduciary of, and shall have no duties or liabilities to, any third parties.

10.
Upon consummation of a Corporate Transaction or Financing and after a public announcement of such by the Company, Seidler may, at its own expense, place announcements or advertisements in newspapers and journals describing its services hereunder; provided any such announcements and advertisements have been approved in writing by the Company, which approval shall not be unreasonably withheld or delayed.

11.
The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that this Agreement may not be assigned by Seidler without the prior written consent of the Company. This Agreement may not be modified or amended except by a written instrument executed by Seidler and the Company. This Agreement may be executed in any number of counterparts, each of which shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to be the same document. A facsimile copy of this Agreement or any counterpart hereto shall be valid as an original.

12.
Other than Brookstreet Securities Corporation, which shall not provide services related to Corporate Transactions or Financings, the Company agrees that no other financial advisor is or will be authorized by it during the term of this Agreement to perform services on its behalf of the type which Seidler is authorized to perform hereunder as described in the introductory paragraph of this Agreement. Except as otherwise provided in Section 3, no fee payable to any other financial advisor either by the Company or any other entity shall reduce or otherwise affect the fees payable hereunder to Seidler.

13.
The Company agrees that any advice, written or oral, provided by Seidler pursuant to this Agreement will be treated by the Company as confidential, will be solely for the information and assistance of the Company in connection with its consideration of a transaction of the type referred to in Section 1 of this Agreement and will not be used, circulated, quoted or otherwise referred to for any purpose, nor will it be filed with, included in or referred to, in whole or in part, in any registration statement, proxy statement or any other communication, whether written (including, without limitation, the memorandum) or oral, prepared, issued or transmitted by the Company or any affiliates, director, officer, employee, agent or representative of any thereof, without, in each instance, Seidler's prior written consent which will not be unreasonably withheld.

  Further, in connection with this engagement of Seidler, it is contemplated that the Company will supply to Seidler certain non-public or proprietary information concerning the Company ("Confidential Information"). The Company agrees to use its best efforts to appropriately mark all such information which is delivered in written form. Seidler shall keep the Confidential Information confidential and use Confidential Information solely for the purposes of rendering services pursuant to an in accordance with this engagement and shall not, without the prior written consent of the Company, disclose any Confidential Information to any person, other than Seidler's officers, directors, employees and outside advisors with a need to know; provided, however, that the foregoing shall not apply to any information which becomes publicly available other than as a result of the breach of Seidler's undertakings hereunder, or that which Seidler is required to disclose by judicial or administrative process in connection with any action, suit, proceeding or claim.

        Please confirm your agreement with the foregoing by signing and returning the enclosed copy of this letter.

Very truly yours,
THE SEIDLER COMPANIES, INCORPORATED
By:	/s/ PETER MARCIL Peter Marcil Managing Director
Agreed:
SENSAR CORPORATION
By:	/s/ PAUL SUMMERS Paul Summers Chief Executive Officer and Director

Attachment "A"

Indemnification Provisions

        The Company agrees to indemnify and hold harmless Seidler and its affiliates, each director, officer, employee or agent of Seidler or any of its affiliates, and each other person, if any, controlling Seidler or any of its affiliates (each of Seidler and its affiliates and such persons being an "Indemnified Person") from and against any losses, claims, damages or liabilities, and actions, including security holder actions, in respect thereof, related to or arising out of Seidler's engagement hereunder or its role in connection herewith, and shall reimburse each Indemnified Person for all reasonable out-of-pocket expenses, including reasonable counsel fees, as they are incurred in connection with investigating, preparing for or defending any such action or claim, whether or not in connection with pending litigation in which the Indemnified Person is a party. If requested by an Indemnified Person, the Company shall advance such expenses as they are incurred, upon receipt of an undertaking by the Indemnified Person reasonably acceptable to the Company to repay such advances if it shall ultimately be determined that the Indemnified Person is not entitled to be indemnified. The Company shall not be responsible for any claims, liabilities, actions, losses, damages, costs or expenses which are finally judicially determined to have resulted from gross negligence or willful misconduct on the part of Seidler or any other Indemnified Person. The Company agrees that no Indemnified Person other than Seidler shall have any liability for losses, claims, damages, liabilities or expenses that result primarily from gross negligence or willful misconduct on the part of Seidler or any other Indemnified Person.

        The Company agrees that if any indemnification or reimbursement sought pursuant to this Agreement were for any reason not to be available to any Indemnified Person or insufficient to hold it harmless as and to the extent contemplated by the Agreement (except as provided in the last two sentences of the preceding paragraph), then the Company shall contribute to the amount paid or payable by such Indemnified Person in respect of losses, claims, damages and liabilities in such proportion as is appropriate to reflect the relative benefits to the Company and its stockholders on the one hand, and Seidler on the other hand, in connection with the matters to which such indemnification or reimbursement relates and the relative faults of such parties as well as any other equitable considerations. The Company and Seidler agree that it would not be just and equitable if the contribution provided for herein were determined by pro rata allocation or any other method which does not take into account the equitable considerations referred to above. It is agreed that the relative benefits to the Company and its stockholders and to Seidler with respect to Seidler's engagement shall be deemed to be in the same proportion as (i) the total Consideration actually paid or received by the Company and its stockholders pursuant to the matters for which Seidler is engaged bears to (ii) the fees paid to Seidler in connection with such engagement. In no event shall Seidler contribute or otherwise be liable for an amount in excess of the aggregate amount of fees actually received by Seidler pursuant to such engagements.

        The Company shall be entitled to control the defense, settlement and prosecution of any claim, action, suit or other proceeding, with legal counsel of the Company's choosing, for which the Company is providing indemnification hereunder. Seidler shall cooperate with the Company, at the cost and expense of the Company in connection with the defense, settlement and prosecution of any such claim, action, suit or other proceeding. The Company shall not, without the prior written consent of Seidler (which shall not be unreasonably withheld), settle any pending or threatened claim or proceeding relating to or arising out of Seidler's engagement or Transaction or Seidler's conduct in connection therewith (whether or not any person entitled to be indemnified hereunder is a party to such claim or proceeding), unless such settlement includes a provision unconditionally releasing each person entitled to be indemnified hereunder from and holding each such person harmless against all liability in respect of claims by any releasing party relating to or arising out of such engagement or any transaction or conduct in connection therewith.

        The foregoing provision shall be in addition to any rights that an Indemnified Person may have at common law or otherwise.

        may have at common law or otherwise.

QuickLinks

  Exhibit 10.4
Total Consideration in Corporate Transaction
Attachment "A" Indemnification Provisions